Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact: Kelly Masuda, Investor Relations 310-893-7434 or kmasuda@kbhome.com Heather Reeves, Media Relations 310-231-4142 or hreeves-x@kbhome.com
KB HOME ANNOUNCES CHANGE IN BOARD OF DIRECTORS
LOS ANGELES (March 4, 2010) — KB Home (NYSE: KBH), one of the nation’s premier homebuilders, today announced that Ron Burkle will not be standing for re-election to the company’s Board of Directors at the next Annual Meeting of Stockholders, to be held on April 1, 2010, in order to devote more time to his other business interests. Mr. Burkle, the founder and managing partner of The Yucaipa Companies, served on the Board for more than 15 years.
“It has been a pleasure to serve on KB Home’s Board,” said Mr. Burkle. “This is a well-run company with an excellent business model, and I look forward to following its success in the future.”
“I want to personally thank Ron for his dedicated service and the exceptional contribution he has provided to KB Home over the years,” said Jeffrey Mezger, president and chief executive officer of KB Home. “His extensive business expertise, professionalism and sage advice have been invaluable to the company.”
About KB Home
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder on FORTUNE® magazine’s 2009 “World’s Most Admired Companies” list. This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.